Exhibit 99.1

Company Contacts:
Scott Settersten
Chief Financial Officer
(630) 410-4807

Laurel Lefebvre
Vice President, Investor Relations
(630) 410-5230

Karen May
Director, Public Relations
(630) 410-5457

ULTA BEAUTY ANNOUNCES SECOND QUARTER 2016 RESULTS

Total Sales Increased 21.9%

Comparable Sales Increased 14.4%

Diluted EPS Increased 24.3% to $1.43

Company Raises Guidance for Fiscal Year 2016

Bolingbrook, IL – August 25, 2016 – Ulta Beauty [NASDAQ:ULTA] today announced financial results for the thirteen week period (“Second Quarter”) and twenty-six week period (“First Six Months”) ended July 30, 2016, which compares to the same periods ended August 1, 2015.

“The Ulta Beauty team achieved another quarter of excellent top and bottom line performance, while making significant progress on many elements of our growth strategy,” said Mary Dillon, Chief Executive Officer. “Our second quarter results reflect a strong pipeline of newness and innovation in merchandising, progress in growing our brand awareness, major milestones related to our loyalty program, continued rapid growth in our e-commerce business, and successful execution of our supply chain investments.”

For the Second Quarter

•	Net sales increased 21.9% to $1,069.2 million from $877.0 million in the second quarter of fiscal 2015;

•	Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 14.4% compared to an increase of 10.1% in the second quarter of fiscal 2015. The 14.4% comparable sales increase was driven by 9.7% growth in transactions and 4.7% growth in average ticket;

•	Retail comparable sales increased 12.6%, including salon comparable sales growth of 8.0%;

•	Salon sales increased 14.3% to $59.0 million from $51.6 million in the second quarter of fiscal 2015;

•	E-commerce sales grew 54.9% to $55.9 million from $36.1 million in the second quarter of fiscal 2015, representing 180 basis points of the total company comparable sales increase of 14.4%;

•	Gross profit increased 110 basis points to 36.0% from 34.9% in the second quarter of fiscal 2015, due to improvements in merchandise margins and leverage in fixed store costs, partly offset by planned supply chain deleverage related to our new distribution centers;

•	Selling, general and administrative (SG&A) expense as a percentage of net sales increased 110 basis points to 22.1%, compared to 21.0% in the second quarter of fiscal 2015, due to increased headcount to support our growth initiatives and an impairment charge associated with the closure of our Chicago State Street store, due to damage resulting from construction in an adjacent building;

•	Pre-opening expenses increased to $4.7 million, compared to $4.1 million in the second quarter of fiscal 2015. Real estate activity in the second quarter of fiscal 2016 included 24 new stores, one relocation and five remodels compared to 20 new stores, one relocation and two remodels in the second quarter of fiscal 2015;

•	Operating income increased 21.4% to $143.8 million, or 13.5% of net sales, compared to $118.5 million, or 13.5% of net sales, in the second quarter of fiscal 2015;

•	Net income increased 21.3% to $90.0 million compared to $74.2 million in the second quarter of fiscal 2015; and

•	Income per diluted share increased 24.3% to $1.43 compared to $1.15 in the second quarter of fiscal 2015.

For the First Six Months

•	Net sales increased 22.8% to $2,142.9 million from $1,745.1 million in the first six months of fiscal 2015;

•	Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 14.8% compared to an increase of 10.8% in the first six months of fiscal 2015. The 14.8% comparable sales increase was driven by 10.4% growth in transactions and 4.4% growth in average ticket;

•	Retail comparable sales increased 13.3%, including salon comparable sales growth of 7.9%;

•	Salon sales increased 14.5% to $117.9 million from $102.9 million in the first six months of fiscal 2015;

•	E-commerce comparable sales grew 46.0% to $116.9 million from $80.1 million in the first six months of fiscal 2015, representing 150 basis points of the total company comparable sales increase of 14.8%;

•	Gross profit increased 130 basis points to 36.2% from 34.9% in the first six months of fiscal 2015;

•	SG&A expense as a percentage of net sales increased 70 basis points to 22.3% compared to 21.6% in the first six months of fiscal 2015;

•	Pre-opening expenses were equal to the first six months of 2015 at $7.2 million. Real estate activity in the first six months of 2016 included 37 new stores, one relocation and five remodels compared to 44 new stores, two relocations and two remodels in the first six months of fiscal 2015;

•	Operating income increased 28.7% to $290.9 million, or 13.6% of net sales, compared to $226.0 million, or 13.0% of net sales, in the first six months of fiscal 2015;

•	Net income increased 29.0% to $182.0 million compared to $141.1 million in the first six months of fiscal 2015; and

•	Income per diluted share increased 32.0% to $2.89 compared to $2.19 in the first six months of fiscal 2015.

Balance Sheet

Merchandise inventories at the end of the second quarter of fiscal 2016 totaled $930.2 million, compared to $705.7 million at the end of the second quarter of fiscal 2015, representing an increase of $224.5 million. Average inventory per store increased 18.7%, compared to the second quarter of fiscal 2015. The increase in inventory was primarily driven by 90 net new stores, the opening of the Company’s fourth and fifth distribution centers in Greenwood, Indiana and Dallas, Texas, investments in inventory to ensure high in-stock levels to support sales growth, and incremental inventory for new brands and in-store prestige brand boutiques. Average inventory per store, excluding the investment in the new Dallas, Texas distribution center, increased 14.5%.

The Company ended the second quarter of fiscal 2016 with $304.1 million in cash and short-term investments.

Share Repurchase Program

During the second quarter, the Company repurchased 107,725 shares of its stock at a cost of $25.8 million under its 10b5-1 plan and completed the accelerated share repurchase (ASR) under an agreement entered into in March 2016. Under the ASR agreement, the Company paid $200 million and received initial delivery of 851,653 shares in the first quarter of 2016, which were retired and represented 80% of the total shares the Company expected to receive based on the market price at the time of the initial delivery. In May 2016, the ASR settled and an additional 153,418 shares were delivered to the Company and retired. The final number of shares delivered upon settlement was determined with reference to the average price of the Company’s common stock over the term of the agreement.

Year to date, including the ASR and activity under our 10b5-1 plan, the Company has repurchased 1,270,552 shares at an average price of $189.69. As of July 30, 2016, approximately $193 million remained available under the $425 million share repurchase program announced in March 2016.

Store Expansion

During the second quarter, the Company opened 24 stores located in Asheboro, NC; Baytown, TX; Beavercreek, OH; Canton Township, MI; Chambersburg, PA; Cincinnati, OH; Downey, CA; Elko, NV; Fort Collins, CO; Glenwood Springs, CO; Joliet, IL; King of Prussia, PA; Las Vegas, NV; Lodi, CA; Lufkin, TX; Naples, FL; Norwalk, CT; Oklahoma City, OK; Omaha, NE; Pittsburgh, PA; Porterville, CA; Salinas, CA; Tampa, FL and Yulee, FL. In addition, the Company closed three stores during the quarter. The Company ended the second quarter with 907 stores and square footage of 9,555,192, representing an 11% increase in square footage compared to the second quarter of fiscal 2015.

Outlook

For the third quarter of fiscal 2016, the Company currently expects net sales in the range of $1,072 million to $1,090 million, compared to actual net sales of $910.7 million in the third quarter of fiscal 2015. Comparable sales for the third quarter of 2016, including e-commerce sales, are expected to increase 11% to 13%. The Company reported a comparable sales increase of 12.8% in the third quarter of 2015.

Income per diluted share for the third quarter of fiscal 2016 is estimated to be in the range of $1.25 to $1.30. This compares to income per diluted share for the third quarter of fiscal 2015 of $1.11.

The Company is raising its previously announced fiscal 2016 guidance. The Company plans to:

•	achieve comparable sales growth of approximately 11% to 13%, including the impact of the e-commerce business, compared to previous guidance of 10% to 12%;

•	increase total sales in the high teens percentage range;

•	grow e-commerce sales in the 40% range;

•	expand square footage by approximately 11% with the opening of 100 net new stores;

•	remodel 12 locations;

•	deliver earnings per share growth in the low to mid-twenties percentage range, compared to previous guidance of low twenties percentage range, including the impact of the new Dallas distribution center, the accelerated rollout of prestige brand boutiques, the accelerated share repurchase program, and continued open market share repurchases; and

•	incur capital expenditures in the $390 million range in fiscal 2016, compared to $299 million in fiscal 2015. The planned increase in capital expenditures includes approximately $80 million to fund an accelerated rollout of prestige brand boutiques and enhancements to the Ulta Beauty Collection and fragrance fixtures in hundreds of stores.

Conference Call Information

A conference call to discuss second quarter results is scheduled for today, August 25, 2016, at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until 11:59 p.m. (ET) on September 8, 2016 and can be accessed by dialing (877) 870-5176 and entering conference ID number 13642433.

About Ulta Beauty

Ulta Beauty (NASDAQ: ULTA) is the largest beauty retailer in the United States and the premier beauty destination for cosmetics, fragrance, skin, hair care products and salon services. Since opening its first store in 1990, Ulta Beauty has grown to become the top national retailer providing All Things Beauty, All in One Place™. The Company offers more than 20,000 products from over 500 well-established and emerging beauty brands across all categories and price points, including Ulta Beauty’s own private label. Ulta Beauty also offers a full-service salon in every store featuring hair, skin and brow services. Ulta Beauty is recognized for its commitment to personalized service, fun and inviting stores and its industry-leading ULTAmate Rewards loyalty program. As of July 30, 2016 Ulta Beauty operates 907 retail stores across 48 states and the District of Columbia and also distributes its products through its website, which includes a collection of tips, tutorials and social content. For more information, visit www.ulta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates, targets, strategies or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that cybersecurity breaches and other disruptions could compromise our information or result in the unauthorized disclosure of confidential information; the possibility that the capacity of our distribution and order fulfillment infrastructure and the performance of our newly opened distribution centers may not be adequate to support our recent growth and expected future growth plans; our ability to gauge beauty trends and react to changing consumer preferences in a timely manner; our ability to attract and retain key executive personnel; customer acceptance of our rewards program and technological and marketing initiatives; our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility of material disruptions to our information systems; changes in the wholesale cost of our products; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; weather conditions that could negatively impact sales; our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs; and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10-K for the fiscal year ended January 30, 2016, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10-Q. Our filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	13 Weeks Ended		13 Weeks Ended
	July 30, 2016		August 1, 2015
	(Unaudited)		(Unaudited)

Net sales	$1,069,215	100.0%	$876,999	100.0%
Cost of sales	684,377	64.0%	570,524	65.1%

Gross profit	384,838	36.0%	306,475	34.9%

Selling, general and administrative expenses	236,380	22.1%	183,937	21.0%
Pre-opening expenses	4,689	0.4%	4,078	0.5%

Operating income	143,769	13.5%	118,460	13.5%
Interest income, net	(248)	0.0%	(276)	0.0%

Income before income taxes	144,017	13.5%	118,736	13.5%
Income tax expense	54,013	5.1%	44,567	5.1%

Net income	$90,004	8.4%	$74,169	8.5%

Net income per common share:
Basic	$1.44		$1.16
Diluted	$1.43		$1.15

Weighted average common shares outstanding:
Basic	62,475		64,087
Diluted	62,813		64,410

Exhibit 2

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	26 Weeks Ended		26 Weeks Ended
	July 30, 2016		August 1, 2015
	(Unaudited)		(Unaudited)

Net sales	$2,142,931	100.0%	$1,745,121	100.0%
Cost of sales	1,367,663	63.8%	1,135,462	65.1%

Gross profit	775,268	36.2%	609,659	34.9%

Selling, general and administrative expenses	477,104	22.3%	376,422	21.6%
Pre-opening expenses	7,231	0.3%	7,195	0.4%

Operating income	290,933	13.6%	226,042	13.0%
Interest income, net	(563)	0.0%	(587)	0.0%

Income before income taxes	291,496	13.6%	226,629	13.0%
Income tax expense	109,516	5.1%	85,514	4.9%

Net income	$181,980	8.5%	$141,115	8.1%

Net income per common share:
Basic	$2.90		$2.20
Diluted	$2.89		$2.19

Weighted average common shares outstanding:
Basic	62,753		64,134
Diluted	63,067		64,484

Exhibit 3

Ulta Salon, Cosmetics & Fragrance, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	July 30,	January 30,	August 1,
	2016	2016	2015
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$194,084	$345,840	$325,214
Short-term investments	110,000	130,000	150,209
Receivables, net	55,998	64,992	45,277
Merchandise inventories, net	930,205	761,793	705,660
Prepaid expenses and other current assets	82,720	72,548	67,076
Prepaid income taxes	3,075	—	1,883
Deferred income taxes	—	—	20,766

Total current assets	1,376,082	1,375,173	1,316,085

Property and equipment, net	919,597	847,600	791,904
Deferred compensation plan assets	10,109	8,145	7,921

Total assets	$2,305,788	$2,230,918	$2,115,910

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$285,238	$196,174	$215,720
Accrued liabilities	205,918	187,351	154,494
Accrued income taxes	1,089	12,702	—

Total current liabilities	492,245	396,227	370,214

Deferred rent	345,441	321,789	315,931
Deferred income taxes	58,477	59,527	75,167
Other long-term liabilities	17,688	10,489	10,809

Total liabilities	913,851	788,032	772,121

Commitments and contingencies

Total stockholders’ equity	1,391,937	1,442,886	1,343,789

Total liabilities and stockholders’ equity	$2,305,788	$2,230,918	$2,115,910

Exhibit 4

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	26 Weeks Ended
	July 30,	August 1,
	2016	2015
	(Unaudited)
Operating activities
Net income	$181,980	$141,115
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	97,552	76,738
Deferred income taxes	(1,050)	683
Non-cash stock compensation charges	8,862	7,578
Excess tax benefits from stock-based compensation	(4,685)	(7,257)
Loss on disposal of property and equipment	3,712	1,629
Change in operating assets and liabilities:
Receivables	8,994	7,163
Merchandise inventories	(168,412)	(124,431)
Prepaid expenses and other current assets	(10,172)	(528)
Income taxes	(10,003)	(14,030)
Accounts payable	89,064	24,942
Accrued liabilities	(5,099)	(10,812)
Deferred rent	23,652	21,804
Other assets and liabilities	5,235	1,102

Net cash provided by operating activities	219,630	125,696

Investing activities
Purchases of short-term investments	(60,000)	(50,000)
Proceeds from short-term investments	80,000	50,000
Purchases of property and equipment	(149,595)	(137,218)

Net cash used in investing activities	(129,595)	(137,218)

Financing activities
Repurchase of common shares	(252,450)	(73,753)
Stock options exercised	8,391	15,561
Excess tax benefits from stock-based compensation	4,685	7,257
Purchase of treasury shares	(2,417)	(1,478)

Net cash used in financing activities	(241,791)	(52,413)

Net decrease in cash and cash equivalents	(151,756)	(63,935)
Cash and cash equivalents at beginning of period	345,840	389,149

Cash and cash equivalents at end of period	$194,084	$325,214

Exhibit 5

2016 Store Expansion

Fiscal 2016	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter	874	13	1	886
2nd Quarter	886	24	3	907

Fiscal 2016	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Gross square feet for stores closed during the quarter	Total gross square feet at end of the quarter
1st Quarter	9,225,957	132,812	10,192	9,348,577
2nd Quarter	9,348,577	253,023	46,408	9,555,192